Exhibit 10.1

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Agreement”), dated as of June 30, 2009 is entered into by and between Etelos, Inc., a Delaware corporation (the “Company”), and each of the holder identified on the signature pages hereto (the “Purchasers”). Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Purchase Agreements (as defined below).

WHEREAS, Etelos, Incorporated, a Washington corporation (the “Predecessor Company”), and Purchasers are parties to that certain Securities Purchase Agreement, dated January 31, 2008 (the “January Purchase Agreement”), pursuant to which the Predecessor Company issued to Purchasers common stock purchase warrants to purchase, in the aggregate, 333,333 shares of Common Stock (the “January 2008 Warrants”) and a 6% Secured Convertible Debenture in the original principal amount of, in the aggregate, $1,000,000 (the “January 2008 Debenture”);

WHEREAS, the Predecessor Company and Purchasers are parties to that certain Securities Purchase Agreement, dated April 22, 2008 (the “April Purchase Agreement” and together with the January Purchase Agreement, the “Purchase Agreements”), pursuant to which the Predecessor Company issued to Purchasers, among others, common stock purchase warrants to purchase, in the aggregate, 333,333 shares of Common Stock (the “April 2008 Warrants” and together with the January 2008 Warrants, the “Warrants”) and a 6% Secured Convertible Debenture in the original principal amount of, in the aggregate, $3,000,000 (the “April 2008 Debenture”);

WHEREAS, pursuant to that certain Securities and Option Purchase Agreement dated March 2, 2009, a Purchaser, Enable Growth Partners LP, purchased from Hudson Bay Fund, LP and Hudson Bay Overseas Fund, Ltd. (collectively, “Hudson Bay”) the 6% Secured Convertible Debentures the Company issued to Hudson Bay pursuant to the Purchase Agreements in the original aggregate principal amount of $1,500,000 (the “Hudson Bay Debentures” and together with the January 2008 Debenture and the April 2008 Debenture, the “Debentures”);

WHEREAS, the Company is the surviving corporation resulting from the merger of the Predecessor Company with and into Tripath Technology Inc., a Delaware corporation, which subsequently changed its name to Etelos, Inc.;

WHEREAS, the Company assumed the obligations of the Predecessor Company, including the obligations under the Purchase Agreements, the Debentures, the Warrants and the other transaction documents entered into in connection therewith (collectively, the “Transaction Documents”);

WHEREAS, the parties wish to amend certain terms of the Transaction Documents.

NOW, THEREFORE, in consideration of the terms and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.            Debentures - Maturity Date. The Maturity Date (as such term is defined in the Debentures) of each Debenture is hereby amended to mean December 31, 2012.

2.            Debentures - Optional Redemption Amount. The definition of “Optional Redemption Amount” under Section 1 of each Debenture is hereby amended and restated in its entirety as follows:

““Optional Redemption Amount” means the sum of (i) 100% of the then outstanding principal amount of the Debenture, (ii) accrued but unpaid interest and (iii) all liquidated damages and other amounts due in respect of the Debenture.”

3.            Debentures - Interest Payments. With respect to each Debenture, all unpaid interest that would otherwise have accrued prior to September 30, 2010 if not for this Amendment shall accrete to the principal amount of each respective Debenture and shall be payable on the Maturity Date (as amended herein) of each such Debenture thereby increasing the principal amount of the Debentures, as of the date hereof, to the amounts set forth on Annex A attached hereto.  No interest payments shall be payable or due on the Debentures prior to October 1, 2010.  After September 30, 2010 interest shall accrue on the Debentures, payable in cash only, at the rate of 6% per annum from October 1, 2010 until the Maturity Date.  All references in the Debenture to the Company’s ability to pay interest in shares of Common Stock are hereby deemed removed.  Accordingly, Section 2 of each Debenture is hereby deleted in its entirety and replaced with the following:

“Section 2.             Interest.

(a)           Payment of Interest in Cash. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of (a) 0% per annum until September 30, 2010 and (b) 6% per annum from October 1, 2010 until the Maturity Date, payable semiannually on January 1 and July 1, on each Conversion Date (as to that principal amount then being converted), on each Optional Redemption Date (as to that principal amount then being redeemed) and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash.

(b)           [Intentionally Omitted.]

(c)           Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest shall cease to accrue with respect to any principal amount converted, provided that, the Company actually delivers the Conversion Shares within the time period required by Section 4(d)(ii) herein.  Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the “Debenture Register”).

(d)           Late Fee.  All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law (“Late Fees”) which shall accrue daily from the date such interest is due hereunder through and including the date of payment in full.

(e)           Prepayment.  Except as otherwise set forth in this Debenture, the Company may not prepay any portion of the principal amount of this Debenture without the prior written consent of the Holder.”

4.            Debentures - Subsequent Equity Sales Adjustment Floor. The following sentence is hereby added at the end of Section 5(b) of each Debenture:

“Notwithstanding anything to the contrary in this Section 5(b), in no event shall the Conversion Price be reduced to less than $0.10 as a result of any adjustment to the Conversion Price pursuant to this Section 5(b), subject to adjustment for reverse and forward stock splits and the like.”

5.            Debentures - Monthly Redemption. Section 6(a) of each Debenture is hereby deleted in its entirety and all references to said Section or terms defined therein are no longer of any meaning under the Debentures and shall have no force or effect. Accordingly, Section 6(a) of each Debenture is hereby deleted in its entirety and replaced with the following:

“a)           [Intentionally Omitted.]”

6.            Debentures – Waiver of Past Interest.  Purchasers hereby waive any Event of Default (as such term is defined in the Debentures) arising out of, resulting from or relating to the Company’s failure to pay any interest accrued under any of the Debentures and unpaid through the date hereof.

7.            Registration Rights Agreement.

(a)           The parties hereby (i) terminate the Registration Rights Agreement, dated January 31, 2008, as amended on April 22, 2008 (the “RRA”), and all rights and obligations of the parties thereunder are hereby terminated and extinguished in full without any further action of any party; and (ii) waive any and all defaults that may have occurred under the RRA or the right to obtain liquidated damages or fees as a result of such defaults and agree that no party shall have any rights or remedies arising out of, resulting from or relating to any such defaults.

(b)           At any time after the date hereof and ending at such time that all of the Securities may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a “Public Information Failure”) then, in addition to such

Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to two percent (2.0%) of the aggregate principal amount of Debentures held by the Purchaser on the day of a Public Information Failure and on every thirtieth (30th) day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required  for the Purchasers to transfer the Underlying Shares pursuant to Rule 144.  The payments to which a Purchaser shall be entitled pursuant to this Section 7(b) are referred to herein as “Public Information Failure Payments.”  Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured.  In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Public Information Failure, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

8.            Warrant Exchange.  Effective as of the date hereof, on or before the Termination Date of each applicable Warrant, each Purchaser shall have the right, exercisable in its sole discretion on written notice to the Company (each, a “Notice of Exchange”), from time to time, to exchange (an “Exchange”) for no cash consideration, all or a portion of the Warrants then held by such Purchaser for shares of Common Stock (such shares, the “New Shares”), at a ratio of one share of Common Stock for each share of Common Stock underlying such Warrant being Exchanged (the “Exchange Ratio”).  The Company shall not effect any Exchange, and such Purchaser shall not have the right to Exchange any portion of a Warrant to the extent that after giving effect to the issuance of New Shares after such Exchange as set forth on the applicable Notice of Exchange, such Purchaser (together with the Purchaser’s Affiliates, and any other person or entity acting as a group together with such Purchaser or any of the Purchaser’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined in Section 2(d) of each of the Warrants). The Company acknowledges and agrees that such Purchaser may request an Exchange from time to time until such time as the New Shares issuable upon Exchange of the respective Warrant have all been issued.  The obligations of the Company with respect to the New Shares shall be identical in all respects to the obligations of the Company with respect to the Warrant Shares and enforceable against the Company as though the New Shares are Warrant Shares.

9.            Warrants - Subsequent Equity Sales. Section 3(b) of each Warrant is hereby deleted in its entirety and all references to said Section or terms defined therein are no longer of any meaning under the Warrants and shall have no force or effect. Accordingly, Section 3(b) of each Warrant is hereby deleted in its entirety and replaced with the following:

“b)          [Intentionally Omitted.]”

10.          Representations and Warranties of the Company.  The Company hereby makes the representations and warranties set forth below to Purchasers as of the date of its execution of this Agreement:

(a)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder in accordance with the terms hereof.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection therewith.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)           No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, subject to the terms hereof, do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(c)           Issuance of the New Shares.  The New Shares are duly authorized and, upon exercise of the Exchange by the Purchasers will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The Company will have reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the New Shares sufficient for the exercise in full of the Exchange.

(d)           Holding Period for the New Shares. The Company acknowledges and agrees that the Exchange is a cashless exchange under Section 3(a)(9) of the Securities Act and accordingly the holding period of the New Shares under Rule 144 tacks back to the date that the Warrants were originally issued.  Subject to the Purchaser reducing its beneficial ownership in the Company’s common stock below 10% of the amount of shares outstanding and any subsequent action by a Purchaser that would otherwise cause it to be deemed an “affiliate” of the Company after the date hereof, the Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions (which may be satisfied pursuant to Section 11), necessary to issue to the Underlying Shares and New Shares without restriction and not containing any restrictive legend without the need for any action by such Purchaser.

(e)           Equal Consideration.  Other than the terms contained in this Agreement, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Debentures or Transaction Documents.

(f)            Survival and Bring Down.  All of the Company’s representations and warranties contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto.  The Company expressly reaffirms that each of the representations and warranties set forth in each of the Purchase Agreements (as supplemented or qualified by the disclosures in any disclosure schedule to any Purchase Agreement), continues to be true, accurate and complete in all material respects as of the date hereof except as set forth in the forms, reports, schedules, registration statements, proxy statements and other documents (including all exhibits, schedules and supplements) filed with or furnished to the Commission by the Company since April 23, 2008 or the disclosure schedules attached hereto (the “Bring Down Disclosure Schedule”), and except for any representation and warranty made as of a certain date, in which case such representation and warranty shall be true, accurate and complete as of such date), and the Company hereby remakes and incorporates herein by reference each such representation and warranty (as qualified by the Bring Down Disclosure Schedule) as though made on the date of this Agreement.  No Event of Default has occurred under the Debentures.

11.          Representations and Warranties of the Purchasers.  Each Purchaser hereby makes the representation and warranty set forth below to the Company as of the date of its execution of this Agreement. Such Purchaser represents and warrants that (a) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its behalf and (b) this Agreement has been duly executed and delivered by such Purchaser and constitutes the valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

12.          Legal Opinion.  Subject to the Purchaser reducing its beneficial ownership in the Company’s common stock below 10% of the amount of shares outstanding and any subsequent action by a Purchaser that would otherwise cause it to be deemed an “affiliate” of the Company after the date hereof, the Company hereby agrees to cause its legal counsel to issue a legal opinion to the undersigned Purchasers and the Transfer Agent regarding this Agreement and the transactions contemplated hereby, in form and substance reasonably acceptable to the Purchasers, including an opinion that the Underlying Shares and New Shares may be sold pursuant to Rule 144 without volume restrictions or manner of sale limitations pursuant to Section 4.1 of each of the Purchase Agreements.

13.          Public Disclosure.  On or before 8:30 am (Eastern Time) on the second Trading Day immediately following the date hereof, the Company shall file a Current Report on Form 8-K, reasonably acceptable to the Purchasers disclosing the material terms of the transactions contemplated hereby and attaching this Agreement as an exhibit thereto. The Company shall consult with the Purchasers in issuing any other press releases with respect to the transactions contemplated hereby

14.          Effect on Transaction Documents.  Except as expressly set forth above, all of the terms and conditions of the Purchase Agreements, Debentures and Warrants shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein, including, but not limited to, any other obligations the Company may have to the Purchasers under the Purchase Agreements, Debentures and Warrants.  Notwithstanding the foregoing, this Agreement shall be deemed for all purposes as an amendment to any and all of the Purchase Agreements, Debentures and Warrants as required to serve the purposes hereof, and in the event of any conflict between the terms and provisions of any other of the Purchase Agreements Debentures or Warrants, on the one hand, and the terms and provisions of this Agreement, on the other hand, the terms and provisions of this Agreement shall prevail.

15.          Fees and Expenses.  Except as expressly set forth herein, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

16.          Entire Agreement.  This Agreement, together with the exhibits and schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

17.          Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than

5:30 p.m. (New York City time) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto.

18.           Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Purchasers holding at least 67% of the principal amount of the Debentures then outstanding or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

19.           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof

20.           Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided, however, that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.

21.           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

22.           Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

23.           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

24.           Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser hereunder are several and not joint with the obligations of any other Purchasers hereunder, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents.  For reasons of administrative convenience only, Purchasers and their respective counsel have chosen to communicate with the Company through Weinstein Smith LLP (“WS”).  WS does not represent all of the Purchasers but only Enable Capital Management, LLC. The Company has elected to provide all Purchasers with the same terms for the convenience of the Company and not because it was required or requested to do so by the Purchasers.

25.           Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

26.           Re-Issuance of Debentures and Warrants. Upon the written request of either any of the Purchasers or the Company, each party shall use commercially reasonable efforts to deliver the instruments representing the original Debentures and Warrants to the Company in exchange for replacement instruments that reflect the revised terms of such securities as set forth in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ETELOS, INC.

By:	/s/ Daniel Kolke
	Name:	Daniel Kolke
	Title:	CEO

********************

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR HOLDERS FOLLOW]

[PURCHASER’S SIGNATURE PAGE TO ETLO AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Enable Growth Partners LP
Signature of Authorized Signatory of Purchaser:	/s/ Brendan O’Neil
Name of Authorized Signatory:	Brendan O’Neil
Title of Authorized Signatory:	President and CIO

[SIGNATURE PAGES CONTINUE]

ANNEX A

Original Issue Date	Original Principal Amount	Accreted Interest	Outstanding Principal Amount of Debentures**
January 31, 2008	$1,000,000.00	$159,945.21	$1,159,945.21
April 22, 2008	$3,000,000.00	$439,397.26	$3,439,397.26
January 31, 2008*	$470,000.00	$75,174.25	$545,174.25
January 31, 2008*	$530,000.00	$84,770.96	$614,770.96
April 22, 2008*	$500,000.00	$73,150.68	$573,150.68
Total	$5,500,000.00	$832,438.36	$6,332,438.36

* Originally issued to Hudson Bay

** Represents principal amount of the Debentures after taking into account the transactions contemplated by this Agreement